EXCLUSIVE LICENSE AGREEMENT

Regents of the University of Minnesota

and

GT BioPharma Inc.

TECHNOLOGY COMMERCIALIZATION

200 Oak Street, SE | Suite 280 | Minneapolis, MN 55455

OTC Agreement Number: A-2021-0831 | OTC Case Number**: 2020-0316**

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this "Agreement") is made as of the Effective Date by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota, having a place of business at 200 Oak Street, SE, Suite 280, Minneapolis, Minnesota 55455 (the "University"), and the Licensee identified below.

The Agreement consists of the **Business Terms, General Terms** and any attached and referenced exhibits or schedules.

BUSINESS TERMS

1	**LICENSEE**	GT Biopharma, Inc.
2	**TERRITORY**	Worldwide.
3	**ALLOWED FIELD OF USE**	a. "Allowed **Field of Use**" shall mean the human therapeutic use of the **Sequence** in a Protein Biologic as set forth below in 1(a) – (d) Use in a **TriKE** (covered by UMN licensed IP to GT Biopharma); b. Use in a **TriKE** (not covered by UMN licensed IP to GT Biopharma); c. Use in a **BiTE**; d. Use in a **BiKE**; II. For clarification the following are not within the Allowed Field of Use and are not included in this License and no rights are granted to Licensee; a. Any non-human therapeutic use of the Sequence in a Protein Biologic as set forth in Allowed Field of Uses (a-d) b. Any non-therapeutic use of the Sequence in a Protein Biologic as set forth in Allowed Fields of Uses (a-d). c. Any cell based (e.g., T cells, NK cells, Myeloid cells, etc.) delivery or production of a protein containing the Sequence for any therapeutic or non-therapeutic use. d. Any nucleic acid-based delivery or production of a protein containing the Sequence for any therapeutic or non-therapeutic use except for the manufacture of TriKE, BiTE or BiKE therapeutic products set forth under Allowed Fields of Uses (a-d). e. Any virus-based delivery or production of a protein containing the Sequence for any therapeutic or non-therapeutic use except for the manufacture of TriKE, BiTE or BiKE therapeutic products set forth under Allowed Fields of Uses (a-d).

4	**TERM**	From the Effective Date until the date on which no Licensed Intellectual Property Right is pending or valid and unexpired anywhere in the Territory.
5	**LICENSED INTELLECTUAL PROPERTY**	
5.1	**LICENSED PATENT APPLICATIONS**	see table below
5.2	**TECHNICAL INFORMATION**	(i) **Amino Acid and DNA sequence information: Licensee acknowledges it has received the foregoing information and University has no further obligation under this Section 5.2.** (ii) Materials and methods needed to make a TriKE, BiKE and a BiTE therapeutics to the extent (a) such materials or methods are included in the patent application; or, if not included in the patent application, (b) are provided by University under a sponsored research agreement with Licensee to the extent one is entered into during 2021.
6	**FEDERAL GOVERNMENT RIGHTS**	☐ Yes ☒ No
7	**PATENT RELATED EXPENSES**	University will manage initial patent related expenses which includes US patent filing and the PCT filings. However, at the national phase entry stage of the patent filing, Licensee or Licensees will be responsible for reimbursing University for all past and future Patent Related Expenses including the international phase of the PCT process**.** Licensee or Licensee(s) shall reimburse University for Patent Related Expenses for US Patent applications, US patents and the international phase of the PCT process within 30 days from receipt of invoice. If the University enters into a license agreement for the Licensed Intellectual Property with a third party ("Second Licensee") for a field of use other than the Allowed Field of Use, then Licensee will be issued a credit against future payment obligations (For ex. Performance Milestone Payments and royalties) for 50% of the previously paid Patent Related Expenses paid by the Licensee. Future Patent Related Expenses will be split 50/50 between Licensee and Second Licensee. If the University enters into a license with additional parties other than the Second Licensee, then the Licensee and University will enter into a good faith negotiations to determine a pro rata division of patent expense reimbursement obligations.

Licensed Patent Applications (Section 5.1):

Patent Application No.	University Case No.	Country	Application Date	Title
US63/033,989	2020-316	US	6/3/2020	B7H3-Targeting Peptides, Constructs Containing Same, and Methods of Use

		All Ongoing Foreign Patent Related Expenses. Additionally, and without limiting Licensee's reimbursement obligations in the previous sentence, Licensee shall pre-pay the following Patent Related Expenses with respect to international filings, subject to equitable adjustment if there are multiple licensees. (a) All out-of-pocket expenses for foreign national or regional applications including the examination fee (b) All out-of-pocket expenses for EP validation (c) Exceptional expenses The foregoing will be applied for each subsequent licensee, if any.
8	**SUBLICENSE RIGHTS**	**Yes**
9	**PERFORMANCE MILESTONES**	**Field of Use 1A or 1B:** The Licensee shall achieve the following milestones: a) Perform First dosing of first patient in a Phase I clinical trial for the Licensed Product within 24 months from the Effective Date; b) Perform the first dosing of a patient in a Phase II clinical trial for the Licensed Product within 48 months from the Effective Date. c) Perform the first dosing of a patient in a Phase III clinical trial within 84 months from the Effective Date; d) Obtain regulatory approval for commercial sale of the Licensed Product in the Territory within 120 months from the Effective Date. **Field of Use 1C or 1D:** a) Perform First dosing of first patient in a Phase I clinical trial for the Licensed Product within 24 months from Licensee's selection of Field 1C or 1D; b) Perform the first dosing of a patient in a Phase II clinical trial for the Licensed Product within 48 months from Licensee's selection of Field 1C or 1D. c) Perform the first dosing of a patient in a Phase III clinical trial within 84 months from Licensee's selection of Field 1C or 1D; d) Obtain regulatory approval for commercial sale of the Licensed Product in the Territory within 120 months from Licensee's selection of Field 1C or 1D.

		By March 1 of each year, Licensee will submit a written annual report to University covering the preceding calendar year. The report will include information sufficient to enable University to satisfy reporting requirements of the U.S. Government and for University to ascertain progress by Licensee toward meeting this Agreement's diligence requirement. Each report will describe, where relevant: Licensee's progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Licensee will specifically describe how each Licensed Product is related to each Licensed Patent.
10	**PAYMENTS**	
10.1	**UPFRONT PAYMENT**	For the Allowed Field of Uses (a) and (b) Licensee shall pay to University $40,000 as an upfront fee, in the following manner: (i) $20,000 due ten (10) days after the Effective Date following the execution of the license agreement; (ii) a second payment of $20,000 due within ten (10) days after the first anniversary date of the Effective date of the license agreement. Licensee shall not use the Licensed Technology in Fields of Use (c) and (d) without notifying University in writing of its election to do so. Upon notice of such election, Licensee shall pay University an upfront fee of $50,000 within 30 days.
10.2	**LICENSE MAINTENANCE FEE**	Beginning on the first anniversary of the Effective date and on each anniversary thereafter until Licensee sells Licensed Product, Licensee will pay to University a yearly maintenance fee of $5,000. For clarification, the fee applies regardless of the Allowed Field of Use elected.
10.3	**RUNNING ROYALTIES ON NET SALES**	Licensee shall pay to University royalties based on Net Sales, whether the sales are made by Licensee or Sublicensee in accordance with the following: For Allowed Field of Use I(A): 1% Royalty of Net Sales of Licensed Products under this Agreement plus 4% of Net Sales of Licensed Products under the separate Exclusive Patent License Agreement #A20170047 between University and Licensee; provided, that if any claims in the patents covered by #A20170047, which are relevant to the manufacture or use the Licensed Product under this Agreement, fail to issue or are otherwise invalid, the royalty rate for Allowed Field of Use 1(A) is 2.5%. For Allowed Field of Use I(B): 2.5% of Net Sales of Licensed Product. For Allowed Field of Use I(C) and/or 1(D): 2.5% of Net Sales of Licensed Product.

		Royalties are paid on a per country basis where patent protection exists. Royalties terminate on a country-by-country basis when the patent rights expire in that country. Royalty Stacking. If Licensee or a sub licensee is required to make royalty payments to a Third Party under an agreement with such third party in connection with the making, using, selling, offering for sale, or importing of any Licensed Product, then up to fifty percent (50%) of such payments (a "**Third Party Payment**") may be offset against the royalty payments due University under Section 10.3; provided that in no event shall the royalties otherwise due University be less than fifty percent (50%) of the royalties that would be payable to University absent the effects of this Section

10.4	**ANNUAL MINIMUM AMOUNT OF RUNNING ROYALTIES**	Beginning in the calendar year in which Licensee first sells Licensed Product ("First Commercial Sale"), and for each year thereafter during the Term, Licensee shall pay to University by January 30 of the following calendar year a minimum royalty as set forth below: A. For the Licensed Product developed under the Allowed Field of Use I(a) and/or I(b): a. The annual minimum Royalties owed per year by Licensee shall be $250,000 beginning in the year after the First Commercial Sale of such Licensed Product. b. The annual minimum Royalties owed per year by Licensee shall increase to $2,000,000 per year beginning in the 5th Year after the First Commercial Sale of such Licensed Product and for every Year thereafter throughout the remainder of the Term. c. No Double Payment Intended: For clarification, if payment of the Annual Minimum Royalty is made under License Agreement A20170047, no separate additional payment is due under this Section 10.4 (1) for Allowed Field of Use I(a) or I(b). B. For the Licensed Products covered under the Allowed Field of Use I(c) and/or I(d): a. The annual minimum Royalties payable per year by the Licensee shall be $250,000 beginning in the year after the First Commercial Sale of such Licensed Product. b. The annual minimum Royalties payable per year by Licensee shall increase to $2,000,000 per year beginning in the 5th Year after the First Commercial Sale of such Licensed Product and every Year thereafter throughout the remainder of the Term. C. The annual minimum royalty is creditable against royalties owed for such year, but is not otherwise available for carryforward or carryback against royalties for other years or for other payments due under this Agreement.
10.5	**Sublicense Revenues**	Licensee shall pay to University a percentage of all Sublicense Revenues it receives from any Sublicensee within 30 days of receipt of such payments as set forth below:

		Sublicense Revenues: For Allowed Field of Use IA and IB: Licensee shall pay the University 25% of all Sublicense Revenues received by Licensee after the initiation of a Phase I clinical trial but prior to the initiation of a Phase III clinical trial Licensee shall pay the University 15% of all Sublicense Revenues received by Licensee after the initiation of a Phase III clinical trial but prior to the First Commercial Sale. Licensee shall pay the University 5% of all Sublicense Revenues received by Licensee after the First Commercial Sale. **No Double Payment Intended**: For clarification, if payment of Sublicense Revenues is due under Agreement A20170047, no separate additional payment is due under this Section 10.5 for Allowed Field of Use I(a) or I(b). If no payment is due under Agreement A20170047, payment is due under this Section. For Allowed Field of Use IC and 1D: Licensee shall pay the University 25% of all Sublicense Revenues received by Licensee prior to the initiation of a Phase III clinical trial Licensee shall pay the University 15% of all Sublicense Revenues received by Licensee after the initiation of a Phase III clinical trial but prior to the First Commercial Sale. After First Commercial Sale, no Sublicense Revenues is payable to UMN.
10.6	**CHANGE OF CONTROL**	For Allowed Field of Use 1A/1B: please see original/existing license agreement; for Allowed Field of Use 1B or 1C/1D: $50,000
10.7	**TRANSFER FEE**	$25,000

<table>
<tr>
<td>10.8</td>
<td>MILESTONE PAYMENTS

(Delete check boxes and corresponding language)</td>
<td>
<u>FIELD OF USE 1A AND 1B</u>

Performance Milestone Payments

A. $350,000 upon dosing of a first human subject in a Phase II clinical trial of a Licensed Product;
B. $500,000 upon dosing of a first human subject in a Phase III clinical trial of a Licensed Product;
C. $500,000 upon filing of an BLA with FDA (or EMEA or an equivalent authority in) in any jurisdiction, for a Licensed Product;
D. $1,000,000 following the first commercial sale of a first Licensed Product;
E. $500,000 for the first commercial sale of a second Licensed Product.
F. $250,000 for the first commercial sale of a Licensed Product for any non-human use.

Sales Milestones (one time):

A. $1,000,000 upon reaching 250 Million dollars in cumulative gross sales of Licensed Products.
B. $5,000,000 upon reaching 500 Million dollars in cumulative gross sales of Licensed Products.

No Double Payment Intended: For clarification, if one of the milestone payments above has been paid under EPLA A#20170047, Section 11.9, no further payment is due for the corresponding milestone above.

<u>FIELD OF USE 1C AND 1D</u>

The following milestone payments will apply if Licensee ceases to develop a Licensed Product in Fields 1A or 1B; and, instead develops a Licensed Product in Allowed Field of Use 1C or 1D:

Performance Milestone Payments

G. $350,000 upon dosing of a first human subject in a Phase II clinical trial of a Licensed Product;
H. $500,000 upon dosing of a first human subject in a Phase III clinical trial of a Licensed Product;
I. $500,000 upon filing of an BLA with FDA (or EMEA or an equivalent authority in) in any jurisdiction, for a Licensed Product;
J. $1,000,000 following the first commercial sale of a first Licensed Product;
K. $500,000 for the first commercial sale of a second Licensed Product.
L. $250,000 for the first commercial sale of a Licensed Product for any non-human use.
</td>
</tr>
</table>

		Sales Milestones (one time): C. $1,000,000 upon reaching 250 Million dollars in cumulative gross sales of Licensed Products. D. $5,000,000 upon reaching 500 Million dollars in cumulative gross sales of Licensed Products.
10.9	**AMENDMENT FEE**	Unless waived by University in writing, Licensee shall pay to University, as an amendment fee, five thousand dollars ($5,000) in connection with each Licensee-requested amendment to this Agreement.
11	**LICENSEE'S ADDRESS FOR NOTICE**	Contact: Chief Financial Officer Address: GT Biopharma, Inc. 9350 Wilshire Blvd. Suite 203 Beverly Hills, CA 90212 Phone Email: mh@gtbiopharma.com
12	**LICENSEE'S CONTACT FOR PATENT PROSECUTION CONSULTATION**	Contact: SAME AS ABOVE Address: Phone Email:
13	**LICENSEE'S CONTACT FOR BILLING AND FINANCE**	Contact: SAME AS ABOVE Address: Phone Email:
14	**DEADLINE FOR EXECUTION BY LICENSEE**	If University executes this Agreement first and Licensee fails to execute and return it to University within 30 days of the date of University's signature below, then the Agreement is null and void.

THE PARTIES HEREBY EXECUTE THIS AGREEMENT	
Regents of the University of Minnesota	**GT Biopharma, Inc.**
By: DocuSigned by: Richard Huebsch 0909A2296188462...	**By:** 9BA8B31776C143D Anthony Cataldo DocuSigned By: Anthony Cataldo
Rick Huebsch Its: **Executive Director** Technology Commercialization	**Anthony Cataldo** Its: **Chairman & CEO**
Date: March 26, 2021 | 8:20 AM CDT	**Date:** March 26, 2021 | 7:22 AM PDT
The signatory warrants that they are authorized to execute this agreement on behalf of the Regents of the University of Minnesota.	The signatory warrants that they are authorized to execute this agreement on behalf of Licensee

GENERAL TERMS

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

"**Affiliate**" means an entity that controls Licensee or the Sublicensee, as the case may be, is controlled by Licensee or Sublicensee, or along with Licensee or Sublicensee, is under the common control of a Third Party. An entity shall be deemed to have control of the controlled entity if it: (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities of the controlled entity, or (b) has the right, power or authority, directly or indirectly, to direct or cause the direction of the policy decisions of the controlled entity, whether by ownership of securities, by representation on the controlled entity's governing body, by contract, or otherwise.

"**BiTE**" shall mean a bispecific T-cell engager composed of a T-cell binding/activating domain (e.g., CD3 binder) operably linked to a target cell targeting domain.

"**BiKE**" shall mean a bispecific NK cell engager composed of an NK cell binding/activating domain (e.g., CD16 or NKG2D or NKp30 binders) operably linked to a target cell targeting domain.

"**Change of Control**" means (a) the acquisition by a person or entity of beneficial ownership of the capital stock of Licensee if after the acquisition the person or entity beneficially owns 51% or more of either (i) the total number of the then outstanding shares of common stock of Licensee or (ii) the total number of the then outstanding shares of voting securities of Licensee; or (b) irrespective of whether Licensee is a surviving entity, the consummation of a merger, consolidation, reorganization involving Licensee or other exchange of shares of Licensee in one or a series of related transactions.

"**Early Termination**" means the termination of this Agreement permitted under Section 10.3 (b) of the General Terms.

"**Effective Date**" means the date of the last signature on this Agreement.

"Enforcement Litigation" means any litigation involving the enforcement of Licensed Intellectual Property.

"**Field of Use**" means the field(s) of use described in Section 3 of the Business Terms.

"**Licensed Patent**" means: (i) a patent described in Section 5.1 of the Business Terms and (ii) a patent held by University that arose out of and claimed priority to a Licensed Patent Application. "Licensed Patent" also means any reissues or reexaminations or post-issuance certificates of a Licensed Patent that contain one or more valid claims directed to a Licensed Intellectual Property Right. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction or the U.S. Patent and Trademark Office or a corresponding foreign patent office, from which no appeal can be or is taken.

"**Licensed Patent Application**" means a patent application described in Section 5.1 of the Business Terms along with continuations, continuation-in-part (but only to the extent the claims are supported by a patent application pending as of the Effective Date) and divisionals of such a patent application.

"**Licensed Product**" means a product or service or part of a product or service in the Allowed Field of Use: (a) the making, using, importing, selling, or providing of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent or is otherwise covered by a claim in a Licensed Patent Application;

or (b) which is made with, uses, was derived from, identified or validated by, incorporates, or was developed in whole or in part using any Licensed Technical Information.

"**Licensed Intellectual Property**" means means (i) Section 5.1 Licensed Patent Applications and (ii) Section 5.2 Technical Information **"Licensed Technical Information"** means Section 5.2 Technical Information. "**Licensee**" means the entity identified in Section 1 of the Business Terms.

"**Manufacturing Profits**" means the amount by which actual payments made by a sublicensee to COMPANY for any Licensed Product or components of any Licensed Product exceeds COMPANY's standard costs for manufacture and shipment of such products plus twenty five -five percent (25%).

"**Net Sales**" means all gross revenues derived by Licensee, its Affiliates, or Sublicensees, their distributors or designees from the sale, transfer or other disposition of Licensed Product to an end user. Net Sales excludes the following items: (a) all trade, quantity, and cash discounts actually allowed; (b) all credits and allowances actually granted due to rejections, returns, billing errors, and retroactive price reductions; (c) applicable duties; and (d) applicable excise, sale and use taxes.

"**Patent-Related Expenses**" means costs and expenses (including out-of-pocket attorneys' fees, patent agent fees and governmental fees) that University incurs in filing, prosecuting and maintaining the Licensed Patents.

"**Performance Milestone**" means an act or event specified described in Section 9 of the Business Terms.

"**Protein Biologic**" shall mean a protein product in the absence of cells, nucleic acid, and virus particles.

"**Royalty Consideration**" means any royalty payment received by Licensee from a Sublicensee based on the Sublicensee's sales of Licensed Products.

"**Sequence**" shall mean: (i) the humanized camelid B7H3 single domain (VHH) binder amino acid sequence set forth in Section 5.1 Licensed Patent Application; and (ii) the humanized camelid B7H3 single domain (VHH) binder amino acid sequence to the extent set forth in Section 5.1 Licensed Patent Applications comprising amino acid substitutions or deletions that do not affect targeting of the Sequence.

"**Sublicense**" when used as a noun, means an agreement between Licensee and a third party that contains a grant to University's Licensed Intellectual Property regardless of the name given to the agreement by the parties; when used as a verb, means Licensee's act of entering into any agreement with a third party that contains a grant to University's Licensed Intellectual Property, regardless of the name given to the agreement by the parties.

"**Sublicensee**" means the third party in a Sublicense.

"**Sublicense Revenues**" means all consideration (e.g., upfront fees, option fees, milestone payments and other similar license fees), in whatever form, received by Licensee from a Sublicensee in consideration of Licensee granting such Sublicensee a sublicense under the Licensed Technology granted to Licensee under this Agreement, provided however, that sublicensing revenue shall *exclude*: (a) royalty payments or similar payments based on sales of Licensed Products; (b) payments specifically allocated by Sublicensee on a commercially reasonable basis for costs to be incurred, or for reimbursement of costs incurred, by Licensee or its Affiliates in the research and development of Licensed Products (including in connection with equipment purchases, manufacturing costs, personnel expenses); (c) payments made by the sublicensee for patent prosecution, enforcement, maintenance and other intellectual property-related expenses; (d) payments to purchase capital stock of Licensee at fair market value (provided, however, that any premium consideration in excess of fair-market value will not be excluded "Technology Premium Equity payments"); and (e) payments for Licensed Products supplied by Licensee (or its Affiliate) at Licensee's standard cost of goods sold (calculated in accordance with generally accepted accounting principles in the U.S.) plus twenty-five percent (25%) for Licensee's Manufacturing Profits.

Notwithstanding the foregoing, in the event that rights or obligations in addition to the Licensed Technology are licensed or sublicensed by Licensee, Licensee will equitably apportion any consideration received by Licensee in consideration of the sublicense under the Licensed Technology, which shall be included in Sublicense Revenues as applicable, and any consideration received by Licensee in consideration of other rights and obligations, which shall not be included in Sublicense Revenues, and Licensee shall provide reasonable documentation to University in support of such apportionment. If University has a good faith objection to the apportionment, then University will give prompt notice to Licensee and the parties shall meet and attempt to agree on which portion of the total payments received by Licensee pursuant to such sublicense would constitute Sublicense Revenues. However, if the parties cannot agree upon such apportionment, senior management from each party will meet to discuss such apportionment and if senior management is unable to reach agreement, each party will select an independent expert with experience in valuation on intellectual property licenses in biotechnology, and the experts so chosen will agree upon such apportionment which shall be final and binding on the parties.

"**Technology Premium Equity Payment**" means payments to COMPANY equal to A x (B-C), where "A" is the number of COMPANY shares of stock or other units of equity purchased by the sublicensee, "B" is the unit price paid by the sublicense, and "C is the fair market value of the equity which shall be the closing price of COMPANY Common Stock on the last trading day immediately preceding the date such sublicense is executed.

.

"**Territory**" means the geographical area described in Section 2 of the Business Terms.

"Third Party" means any party other than Licensee or its affiliates.

"Transfer" means the assignment of this License to a third party other than by a Change of Control.

"**TriKE**" shall mean a trispecific NK cell engager composed of an NK cell binding/activation domain operably linked to an NK cell IL-15 activation domain operably linked to a target cell targeting domain.

"**University Indemnitees**" means University, its respective regents, officers, employees, students, agents, faculty, representatives, volunteers, and, if applicable, other institutions with whom University has entered into an inter-institutional agreement covering the Licensed Patents.

"Year" means a calendar year during the term of this Agreement.

1.2 Rules of Interpretation and Convention

In this Agreement, unless the context requires otherwise:

(a) headings are for convenience only and do not affect interpretation;

(b) the singular includes the plural and conversely;

(c) a reference to any statute, rule, regulation or policy includes any amendment, and any statute, rule, regulation or policy replacing it;

(d) all computations and payments made under this Agreement shall be in United States dollars. To determine the U.S. dollar value of transactions conducted in non-United States currencies on any particular day, the parties shall use the exchange rate for that currency as reported in the Wall Street Journal in the most recently published edition prior to the date of the transaction; and

(e) all notices, reports, and other documents and instruments that a party elects or is required to deliver to the other party must be in English.

2. LICENSE

2.1 Grant of License

(a) Subject to the terms and conditions of this Agreement, University grants to Licensee:

(1) An exclusive license under University's rights in the Licensed Patents, Licensed Patent Applications and Licensed Technical Information (to the extent Licensed Technical Information remains in the Licensed Patents and Licensed Patent Applications) to make, have made, use, sell, offer for sale, import, and have imported a Licensed Product in the Territory as set forth in the Allowed Field of Uses (a-d); and

(2) A non-exclusive license under University's rights in Licensed Technical Information to the extent the Licensed Technical Information is no longer in Licensed Patents or Licensed Patent Applications solely to practice those methods and materials needed for Licensee to make, have made, use, sell, offer for sale, import, and have imported a Licensed Product in the Territory as set forth within the Allowed Field of Uses (a-d).

(b) Except as provided in this section, no other rights or licenses, express or implied, are granted to Licensee.

2.2 Retained Rights

Notwithstanding any provision of this Agreement, University retains on behalf of itself and all other non-profit research institutions, the right to practice the Licensed Intellectual Property for research, teaching, and education.

3. SUBLICENSING

3.1 Sublicense Requirements

Licensee shall have the authority only to enter into a Sublicense that:

(a) is subject to this Agreement and will contain provisions consistent with the terms and conditions of this Agreement;

(b) will stipulate that the Sublicensee will not further sublicense; and

(c) provide for its termination upon termination of this Agreement.

3.2 Copy of Sublicenses and Sublicense Royalty Reports

Licensee shall submit to University within 60 days of effective date of Sublicense a copy of each Sublicense, any subsequent amendments and all copies of Sublicensee's royalty reports.

4. PAYMENT, RECORDS, AND AUDIT

4.1 Licensee's Payment Obligation

Licensee shall pay all amounts under Sections 7 and 10 of the Business Terms by the dates indicated therein. Licensee shall pay such amounts by wire transfer, check (payable to the "Regents of the University of Minnesota" and sent to: Regents of the University of Minnesota, NW 5960, PO Box 1450, Minneapolis, MN 55485-5960; reference agreement number on check), or any other method of payment specified by University.

Licensee Responsible for Non-U. S. Taxes

4.2 Licensee Responsible for Non-U.S. Taxes

a. In the event that a licensee or a sublicensee is required by law to deduct or withhold any amount from the payments payable to the University under this agreement, that deduction or withholding shall be allowed. However, notwithstanding such deduction or withholding, the licensee or a sublicensee shall provide the University with such reasonable assistance as is necessary to enable the University to prove that payment of the tax, levy, impost, duty, charge, fee, or set-off has been made and to assist the University to obtain credit in respect of it.

4.3 Interest

All amounts due under this Agreement will bear compound interest at 6% per annum on the entire unpaid balance computed from the due date until the amount is paid.

4.4 Security for Reimbursement of Patent-Related Expenses

University reserves the right to require Licensee to provide and maintain a reasonable advance deposit with University or some other form of security to ensure payment of Patent-Related Expenses.

4.5 Royalty Payments/Sales Reports

Within sixty (60) days after the last day of the second and fourth calendar quarters beginning in the calendar year in which Licensee first sells a Licensed Product, Licensee shall provide to University a written report (even if there are no sales) and earned royalty payment under Section 10.4 of the Business Terms in a form acceptable to University.

4.6 No Refund

Unless prohibited by applicable law, all amounts paid to University (and, if applicable, all equity issued to University under Section 10.1 of the Business Terms) by Licensee are non-refundable.

4.7 Termination Report

Licensee shall pay to University all amounts due under this Agreement and submit to University a written report to include contact information for Sublicensees within 90 days after the Agreement terminates. Licensee will continue to submit royalty payments and reports after the license terminates, until all Licensed Products made or imported under the Agreement have been sold.

4.8 Accounting

Licensee shall maintain (and shall cause each Sublicensee to maintain) records showing manufacture, importation, sale, use, and provision of a Licensed Product for 5 years from the date of sale of that Licensed Product. Records will include information in sufficient detail to enable University or its representative to determine the royalties owed under this Agreement. Upon request by University, Licensee shall deliver to University or its representative, copies of all documents and materials (including electronic records) reasonably relevant to Licensee's and Sublicensee's performance of this Agreement, including, without limitation, copies of all Sublicenses.

4.9 Audit

Licensee shall allow (and shall cause each Sublicensee to allow) University or its designee to examine Licensee's records to verify payments made by Licensee under this Agreement. In connection with such audit, Licensee shall provide (and shall cause each Sublicensee to provide) commodious space at no cost to conduct the audit.

4.10 Paying for Audit

University will pay for any audit done under Section 4.9 of the General Terms. But if the audit reveals an underreporting of royalties due University of 5% or more for the period being audited, Licensee shall pay the audit costs.

4.11 Royalty if Licensee Challenges the Licensed Patent

If Licensee brings an action seeking to invalidate a Licensed Patent, Licensee will pay royalties to University at the rate of two times the royalty rate specified in Section 10.4 of the Business Terms during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Licensee is both valid and infringed by a Licensed Product, Licensee will pay royalties at the rate of three times the royalty rate specified in Section 10.4 of the Business Terms.

5. GOVERNMENT RIGHTS AND REGULATIONS

5.1 Bayh-Dole Requirements

This Agreement is subject to Title 35, Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that any Licensed Products sold or produced in the United States be "manufactured substantially in the United States." Licensee shall ensure all obligations of these provisions are met.

5.2 Compliance with Laws

Licensee shall ensure that the manufacture, use, sale, or transfer of Licensed Products comply with all applicable laws and regulations.

5.3 Export Control

Licensee agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R., parts 120-130), the Export Administration Regulations (15 C.F.R., parts 730-744), the regulations administered by the Treasury Department's Office of Foreign Assets Control (31 C.F.R., parts 501-598) and the Anti-Boycott Regulations (15 C.F.R 760). Licensee shall obtain any necessary U.S. government license or other authorization required pursuant to the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement.

5.4 Cooperation with Governmental Requests

Licensee shall comply upon reasonable notice from University with all governmental requests relevant to the Licensed Intellectual Property directed to either University or Licensee and provide all information and assistance necessary to comply with the governmental requests.

5.5 Patent Marking

Licensee and each Sublicensee shall mark all Licensed Products in a manner consistent with their current patent marking practices for their own products provided appropriate notice is given in accordance with 35 USC 287 or other relevant statutes. Where marking is to be performed but the Licensed Product cannot be marked, the patent notice shall be placed on associated tags, labels, packaging, or accompanying documentation either electronic or paper as appropriate.

6. PATENT PROSECUTION AND MAINTENANCE

6.1 Patent Prosecution and Maintenance

University has the sole right to control the preparation, filing, prosecution, and maintenance of the Licensed Intellectual Property. To facilitate consultation with Licensee, University will:

(a) keep Licensee reasonably informed as to the filing, prosecution, and maintenance of the Licensed Patents;

(b) furnish to Licensee copies of material documents relevant to such filing, prosecution and maintenance; and

(c) allow Licensee a reasonable opportunity to comment on material documents filed with any patent office with respect to the Licensed Patents prior to filing.

6.2 Licensee Assistance and Contact

At University's request, Licensee shall provide all information and assistance to University in the filing and prosecution of all Licensed Patents. In furtherance of the foregoing, Licensee designates the person identified in Section 12 of the Business Terms to respond to University's request for consultation and cooperation on a pending matter within 10 business days or sooner as may be required under the circumstances. If Licensee's contact fails to respond in such time period, University, exercising its own judgment and discretion, may respond to the matter as it deems appropriate.

6.3 Patent Expenses

As set forth in Section 7 of the Business Terms, in the event there are multiple Licensees, each Licensee shall pay an equal portion of all patent related costs. GT Biopharma, as the first Licensee, shall be credited a portion of any payments made on a pro rata basis prior to the University licensing rights to others under Licensed Patent Application. Within 30 days after receiving an invoice from University, Licensee shall reimburse University for Patent-Related Expenses unless otherwise provided in this Agreement.

6.4 Licensee Additional Patent Applications

Licensee may file additional patent applications with claims directed toward use of the Sequence or compositions comprising the Sequence that do not overlap the claims of the Licensed Patent. Licensee shall consider any inventive concepts contributed by University personnel to the claims of such additional patent applications in making inventorship determinations. Licensee agrees to provide a draft of any such additional patent applications prior to filing.

7. COMMERCIALIZATION

7.1 Diligence

Licensee shall use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Intellectual Property and to manufacture and offer to sell and sell Licensed Products as soon as practicable and to maximize sales thereof.

7.2 Performance Milestones

Licensee shall perform, or shall cause to happen or be performed, as the case may be, all the performance milestones described in Section 9 of the Business Terms.

7.3 Commercialization Reports

By March 1 of each year, Licensee will submit a written annual report to University covering the preceding calendar year if applicable. Each report will describe Licensee's progress toward commercialization of Licensed Product,

including work completed, key scientific discoveries, summary of work-in-progress, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Licensee will specifically describe how each Licensed Product is related to each Licensed Patent.

8. INFRINGEMENT

8.1 Notification to University

Licensee shall notify University if it believes a third party is infringing a Licensed Patent and provide University with all credible evidence that is has to support this belief.

8.2 Good Faith Negotiations with University Prior to Commencing Infringement Action

Prior to commencing any action to enforce a Licensed Patent, Licensee shall enter into good faith negotiations with University (and, if requested by University, with other licensees) on the desirability of bringing suit, the parties to the action, the selection of counsel, and such other matters. University may not be named (nor is Licensee authorized to name University) as a party in any such action without its prior written consent; such consent shall not be unreasonably withheld by the University.

8.3 Enforcement Litigation

Settlement of any Enforcement Litigation requires the written consent of the University; such consent shall not be unreasonably withheld by the University. Further, any recovery in any Enforcement Litigation in excess of any unrecovered litigations costs and fees will be shared with University as follows:

(b) any payments for past or future sales will be deemed Net Sales and Licensee shall pay University royalties on such payment at the rate specified in Section 10.4 of the Business Terms; and

(c) all other amounts recovered will be deemed Sublicense Consideration and Licensee shall pay University royalties on such amounts at the rate specified in Section 10.6 of the Business Terms.

8.4 Infringement by Licensee of Third Intellectual Property Rights

If any suit, action or proceeding is brought or commenced against Licensee alleging the infringement of a patent or other intellectual property right owned by a Third Party by reason of the manufacture, use or sale of Licensed Products, Licensee shall give University prompt notice thereof. If the validity of a Licensed Patent is questioned in such suit, action or proceeding, Licensee shall have no right to make any settlement or compromise which affects the scope, validity, enforceability or otherwise a Licensed Patent without University's prior written approval.

9. UNIVERSITY NAME AND MARKS

9.1 No Use of University Name or Marks

No provision of this Agreement grants Licensee or Sublicensee any right or license to use the name, logo, or any marks owned by or associated with University or the names, or identities of any member of the faculty, staff, or student body of University. Licensee shall not use and shall not permit a Sublicensee to use any such logos, marks, names, or identities without University's prior written approval.

10. TERMINATION

10.1 University's Right to Terminate for Breach

Except in the case of a Force Majeure event, University may terminate this Agreement if Licensee:

(a) is delinquent on any report or payment;

(b) misses a milestone under Section 9 of the Business Terms;

(c) is in breach of any material provision of this Agreement; or

(d) provides any materially false report.

10.2 Licensee's Right to Remedy Breach

Termination under Section 10.1 of the General Terms takes effect (without any further action by University) 60 days after written notice by University to Licensee of any default under Section 10.1 of the General Terms, unless within that60 -day period Licensee:

(a) remedies the default and notifies University of the same; and

(b) pays to University an administrative fee of $10,000.

10.3 Licensee's Right to Terminate

Licensee may terminate this Agreement:

(a) if University is in default of any material provision of this Agreement and fails to remedy the default within 60 days of Licensee's written notice; or

(b) for convenience ("Early Termination") by delivering to University a written notice of termination at least 60 days prior to the date of termination.

10.4 Effect of Termination.

Upon Termination:

(a) The grant of rights under Section 2.1 of the General Terms terminates. Licensee may, however, sell or dispose of Licensed Products manufactured prior to termination for one year thereafter, provided that Licensee continue to pay royalties on the sale of Licensed Products; and

(b) Upon request, University may grant a license to Sublicensees on financial terms substantially similar to such terms in sublicense provided Sublicensee has performed when due all of its obligations under the Sublicense.

(c) Sublicenses granted by Licensee covering the Licensed Intellectual Property set forth in Section 5 of the Business Terms of this Agreement shall be assigned to University upon request and at University's discretion; provided that University's obligations under such Sublicense shall be consistent with and not exceed University's obligations to Licensee under this agreement and provided that such Sublicensee agrees in a writing sent to University to assume all obligations of this Agreement for the benefit of University, including the obligations to make all payments and provide all reports due under this Agreement.

10.5 Sections of the Agreement Surviving Termination.

Surviving any termination or expiration are:

(a) Licensee's payment obligations for payments accrued prior to termination; and

(b) the provisions of Sections 4.7, 8, 9, 11,12, 13, 14.1, 14.3, 14.4 14.8, and 14.9 of the General Terms, and any other provision that by its nature is intended to survive.

11. INDEMNIFICATION AND INSURANCE

11.1 Indemnification

Licensee shall indemnify, hold harmless, and defend all University Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Licensee under this Agreement or Licensee's breach of any provision of this Agreement.

11.2 Insurance

Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing and selling Licensed Products subject to this Agreement and that the insurance coverage lists University of Minnesota as an additional insured. Upon University's request, Licensee shall present evidence to University that this coverage is being maintained.

12. DISCLAIMER OF WARRANTIES

12.1 Warranties

University warrants that to the best of its actual knowledge as of the date of execution of this Agreement it has the right to grant the licenses to the Licensed Intellectual Property contained in this Agreement.

12.2 Disclaimer of all Other Warranties

UNIVERSITY PROVIDES LICENSEE THE RIGHTS GRANTED IN THIS AGREEMENT AS IS AND WITH ALL FAULTS, IF ANY. UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED CONCERNING THE LICENSED INTELLECTUAL PROPERTY.

AMONG OTHER THINGS, UNIVERSITY EXPRESSLY DISCLAIMS ANY WARRANTIES CONCERNING AND MAKES NO REPRESENTATIONS:

(a) that each Licensed Patent Application will be allowed or granted or that a patent will issue from a Licensed Patent Application;

(b) concerning the validity, enforceability, interpretation of claims or scope of any Licensed Patent;

(c) that the exercise of the rights or licenses granted to Licensee or a Sublicensee under this Agreement will not infringe or violate a third party's intellectual property rights; or

(d) that the exploitation of Licensed Patent or Intellectual Property Rights will be successful.

13. LIMITATION ON TYPE AND AMOUNT DAMAGES

13.1 Limitation on Type of Damages

University is not liable for any special, consequential, lost profit, loss of business opportunity, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement.

13.2 Limitation on Amount of Damages.

In no event shall University's liability to Licensee exceed the payments made to University by Licensee during the 6 months prior to the event that gave rise to the claim.

14. MISCELLANEOUS

14.1 Choice of Law and Jurisdiction

The internal laws of the state of Minnesota, without giving effect to its conflict of laws principles, govern the validity, construction, and enforceability of this Agreement. A suit, claim, or other action to enforce the terms of this Agreement may be brought only in the state courts of Hennepin County, Minnesota. Licensee hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over Licensee or its assets and property and to venue in that jurisdiction.

14.2 Amendment and Waiver

The Agreement may be amended from time to time only by a written instrument signed by the parties. No term or provision of this Agreement may be waived, and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented. No waiver of a breach is to be deemed a waiver of a different or subsequent breach

14.3 Data Practices Act

The parties acknowledge that University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq. (the "Act"), and that the Act requires, with certain exceptions, University to permit the public to inspect and copy any information that University collects, creates, receives, maintains, or disseminates, including the existence of and the terms of this Agreement.

14.4 Confidentiality

To the extent permitted by law, including as provided in the Act, University shall hold in confidence and disclose only to University employees, agents and contractors who need to know:

(a) the reports described in Sections 3.2, 4.5, 7.3 of the General Terms;

(b) the documents provided under Section 10.10 of the Business Terms; and

(c) the records inspected in accordance with Sections 4.8 and 4.9 of the General Terms. No provision of this Agreement is to be construed to further prohibit, limit, or condition University's right to use and disclose any information in connection with enforcing this Agreement, in court or elsewhere.

14.5 Assignment

Except as provided in Section 14.6 of the General Terms or with University's prior written consent, Licensee shall not effect a Transfer of its interest under this Agreement. Any Transfer attempted to be made in violation of this section is void. Absent the consent of all the parties, an assignment or delegation will not release the assigning or delegating party from its obligations.

14.6 Change of Control

Licensee may assign this Agreement as part of a Change of Control upon prior and complete performance of the following conditions:

(a) Licensee must give University 30-days prior written notice of the assignment, including the new assignee's contact information;

(b) the new assignee must agree in writing to University to be bound by this Agreement; and

(c) University must have received the full Transfer Fee.

14.7 Consent and Approvals

Except as otherwise expressly provided, in order to be effective, all consents or approvals required under this Agreement must be in writing.

14.8 Entire Agreement

The parties intend this Agreement (including all attachments, exhibits, and amendments hereto) to be the final and binding expression of their contract and agreement and the complete and exclusive statement of the terms thereof. The Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

14.9 Enforceability

If a court of competent jurisdiction adjudges a provision of this Agreement to be unenforceable, invalid, or void, such determination is not to be construed as impairing the enforceability of any of the remaining provisions hereof and such provisions will remain in full force and effect.

14.10 No Third-Party Beneficiaries

No provision of this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicense may enforce or seek damages under this Agreement.

14.11 Relationship of Parties

In entering into, and performing their duties under this Agreement, the parties are acting as independent contractors and independent employers. No provision of this Agreement creates or is to be construed as creating a partnership, joint venture, or agency relationship between the parties. No party has the authority to act for or bind the other party in any respect.

14.12 Notices

In order to be effective, all notices, requests, and other communications that a party is required or elects to deliver must be in writing and must be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given under this Section:

If to University:

University of Minnesota
Technology Commercialization
200 Oak Street, SE
Suite 280
Minneapolis, MN 55455
Fax: 612.624.6554
E-mail: otcagree@umn.edu

For notices sent under Section 8, with a copy to:	University of Minnesota Office of the General Counsel Attn: Director, Transactional Law Services 360 McNamara Alumni Center 200 Oak Street S.E. Minneapolis, MN 55455-2006 Facsimile No.: 612.626.9624 Email: contracts@mail.ogc.umn.edu
If to Licensee:	As indicated in Section 11 of the Business Terms.

14.13 Security Interest

In no event may Licensee grant, or permit any person to assert or perfect, a security interest in Licensee's rights under this Agreement.

14.14 Execution in Counterparts

This Agreement may be executed in counterparts and by facsimile or electronic transmission.

14.15 Force Majeure

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, earthquakes, hurricanes, acts of nature, embargoes, war, acts of war (whether declared or not), acts of terrorism, insurrections, riots, civil unrest, labor strikes, lockouts or other labor disturbances, epidemics, pandemics or other public health disasters, acts of God, changes of laws, competent authorities' order, government imposed business closures resulting from "Shelter-in-Place" orders, or omissions or delays in acting by any governmental authority or the other party.